Exhibit 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”), effective as of August 29, 2008, is made by and between Caribou Coffee Company, Inc., (the “Company”) and Rosalyn Mallet (“Employee”).
RECITALS
     WHEREAS, Employee was formerly the Company’s President, and Chief Operations Officer; and Interim Chief Executive Officer and
     WHEREAS, the Company has appointed a new President and Chief Executive Officer, and as a result Employee is no longer serving as President and Interim Chief Executive Officer, but Employee is continuing to serve as Chief Operations Officer;
     WHEREAS, the Company and Employee are party to an Employment Letter, dated March 5, 2007 (the “Employment Letter”); and
     WHEREAS, pursuant to the terms of the Employment Letter, Employee is entitled to twelve (12) months of base salary as a severance if her employment is terminated by the Company without Cause; and
     WHEREAS, the Company has informed Employee that her employment with the Company will terminate, without Cause, but desires to enter into this Agreement to provide Employee additional compensation to which she would not otherwise be entitled, in return for Employee’s covenants and promises as contained in this Agreement; and
     WHEREAS, Employee has agreed to remain employed with the Company in the role of Chief Operations Officer as an employee for a transitional period not to exceed 90 days from August 1, 2008 (the “Transition Period”);
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. Transition Period. Employee agrees to perform executive and consulting services as an employee for the Company during the Transition Period, and shall continue to be paid Employee’s regular base salary ($360,000 per annum — “Base Salary”) during the Transition Period. Employee’s employment remains “at will” during the Transition Period and shall terminate on the last day of the Transition Period. The Transition Period shall last for no more than ninety (90) days, but may be shortened by the Company in its sole discretion; provided, however, if the Company shortens the Transition Period at its sole discretion, it shall continue to pay the Base Salary to Employee through and including Friday, October 31, 2008 even though Employee’s employment terminates on the last day of the Transition Period.
     2. Consideration. In consideration for Employee entering into this Agreement, and provided that Employee complies with the terms and conditions hereof (including, without limitation, the obligation under Section 1 to perform services throughout the Transition Period and the Employee Disclosure, Non-Compete, and Non-Solicitation Agreement referenced below) the Company agrees to pay Employee the following amounts:
          A. A lump sum of $100,000, less applicable withholdings (the “Lump-Sum Payment”), 5 business days after the Effective Date (as defined below); provided, however, in no event shall such payment be made later than March 15, 2009.
          B. Provided that Employee executes a second release in the form attached hereto as Exhibit A (the “Second Release”), the Company shall make severance payments as follows:
               1. Three (3) months Base Salary (less applicable withholdings), shall be paid to Employee in a lump sum on the Company’s next regular pay date following the later of (i) the termination or expiration of the Transition Period; (ii) Employee’s signing the Second Release, and (iii) the expiration of any revocation periods contained in the Second Release: provided, however, in no event shall such payment be made later than March 15, 2009; and
               2. Twelve (12) months Base Salary (less applicable withholdings) shall be paid to Employee in a lump sum on the Company’s next regular pay date following the later of (i) the termination or expiration of the Transition Period; (ii) Employee’s signing the Second Release, (iii) the expiration of any revocation periods contained in the Second Release and (iv) Employee’s “separation from service” (within the meaning of Section 409A of the Code); provided, however, to the extent necessary to comply with the restriction in Section 409A of the Code concerning payments to specified employees, the payment to Employee pursuant to Paragraph 2.B.2 shall be made at least six months and one day after Employee’s “separation from service” (within the meaning of section 409A of the Code).
          C. The Company and Employee intend that the payments made pursuant to Paragraph 2.A and 2.B.1 comply with the short term deferral exception to Section 409A of the Code and that the payments made pursuant to Paragraph 2.B.2 comply with the requirements of Section 409A of the Code and this Agreement shall be construed to effect such intent.
     3. Release. Employee, on her behalf and on behalf of her heirs, executors, administrators, trustees and assigns hereby fully, knowingly and voluntarily, releases and forever discharges the Company and the Company’s past and present agents, representatives, employees, officers, directors, affiliates, controlling persons, stockholders, subsidiaries, successors and assigns (collectively, the “Releasees”), collectively, separately, and severally, from or for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; the Minnesota Human Rights Act; Minn. Stat. § 181.81; the Minneapolis Code of Ordinances; wrongful discharge; violation of Minn. Stat. § 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower claims; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which she, her heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees related to Employee’s employment or the termination thereof. Employee warrants that Employee has been provided all leave under the Family and Medical Leave Act to which she is or may have been entitled, and that the Company has not interfered with her rights thereunder. Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by her to exist. Notwithstanding this release provision, or any other provision or section of this Agreement, Employee does not waive or release any claims to enforce this Agreement.
     4. Subject to the terms set forth in Employee’s Stock Option Agreements, Employee shall have ninety (90) days from the last day of her employment to exercise all options vested on the last day of her employment. All options not vested on the last day of Employee’s employment shall immediately and automatically be forfeited on such date. Employee’s outstanding options as of the date this Agreement is executed are set forth on Exhibit B.
     5. Employee also hereby knowingly and voluntarily releases and discharges Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by her.
     6. Employee further understands that she is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by her or on her behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.
     7. This Agreement does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company. Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute § 302A.521, any other applicable statute or regulation, or the Company’s by-laws.
     8. Employee hereby acknowledges and represents that (a) she has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (b) the Company has advised or hereby advises her in writing to consult with an attorney prior to executing this Agreement, and (c) she has received valuable and good consideration to which she is otherwise not entitled in exchange for her execution of this Agreement.

     9. Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the fifteenth (15th) day after it is executed by Employee (“Effective Date”) and that Employee may revoke this Agreement at any time before the Effective Date. Employee has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested.
To the Company:	Caribou Coffee Company, Inc. Attn: Chief Financial Officer 3900 Lakebreeze Avenue Brooklyn Center, Minnesota 55429 Telephone No.: (763) 592-2200 Facsimile No.: (763) 592-2300

With a copy to:	Arcapita Inc. Attn.: Mr. Charles H. Ogburn 75 Fourteenth Street, 24th Floor Atlanta, Georgia 30309 Telephone No.: (404) 920-9000 Facsimile No.: (404) 920-9001
     10. Employee agrees that she has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest she may have in the released claims.
     11. Employee agrees not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, Arcapita Inc. or any of their respective affiliates, or any of the current, former or future partners, managers, members, officers, directors and employees of any of the foregoing (individually, a “Company Party” and collectively the “Company Parties”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, partners, managers, members, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners, unless compelled to do so under oath.
     12. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. This Agreement supersedes all other agreements between Employee and the Company related to Employee’s employment with the Company or the termination thereof, provided, however, that this Agreement does not supersede or replace the Employee Disclosure, Non-Compete, and Non-Solicitation Agreement between Employee and the Company dated March 5, 2008, nor does it supersede or replace any agreement related to Employee as a holder of securities or options of the Company, all of which shall survive this Agreement and the Second Release in accordance with their terms.
     13. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
     14. This Agreement, and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee, shall be governed by the internal laws of the State of Minnesota, irrespective of the choice of law rules of any jurisdiction. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state or federal courts located in the State of Minnesota. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.
     15. Additional Payments and Consideration by the Company. In addition to the other payments, salary continuation and benefits herein provided, the Company shall make the following payments to the Employee:
          A. Employee shall be reimbursed for her actual relocation expenses from Minnesota to Texas (in an amount up to $25,000) on or before the end of the first payroll cycle following October 31, 2008, or the first payroll cycle following the last day of her employment, whichever is earlier.
          B. The Company shall reimburse the Employee her reasonable and necessary attorney’s fees incurred by her in negotiating the terms of the Agreement in an amount up to $5,000.
          C. To the extent Employee timely and properly elects COBRA coverage upon her termination of employment, the Company shall timely pay for fifteen (15) months of Employee’s individual COBRA coverage from the Company for the period starting on the date her employment terminates; provided, however, such payment shall cease at such time as Employee ceases to be entitled to COBRA coverage for any reason whatsoever from the Company.
          D. The Company shall indemnify and hold harmless Employee for all losses related to the inaccurate reporting on Form 1099 for income in calendar year 2006, including without limitation, the taxes and penalties assessed by the Internal Revenue Service and accounting fees reasonably and necessarily related thereto.
          E. Employee shall retain her current Blackberry, and telephone number related thereto.

          F. The Company shall provide at its expense, outplacement services from an outplacement firm selected by Employee, in an amount not to exceed $2,000 per month for a period of up to 90 days from the date of this Agreement.
     16. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.
     17. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

EMPLOYEE:

/s/ Rosalyn Mallet		9/2/08

Rosalyn Mallet		Date

CARIBOU COFFEE COMPANY, INC.

/s/ Charles H. Logburn		8/29/08

By:	Charles H. Logburn	Date
Title:	Director

EXHIBIT A
FORM OF SECOND RELEASE
     THIS RELEASE (this “Release”), effective as of August           , 2008, is made by and between Caribou Coffee Company, Inc., (the “Company”) and Rosalyn Mallet (“Employee”).
RECITALS
WHEREAS, the Company and Employee are party to a Separation Agreement, dated August 29, 2008, (the “First Agreement”); and
     WHEREAS, pursuant to the terms of the First Agreement, as a condition to the Company’s payment of certain post-employment amounts to Employee pursuant to Paragraph 2.B. thereof, Employee is required to execute a full and complete release, on behalf of herself and her heirs, executors, administrators, trustees and assigns releasing all claims, actions and causes of action against the Company and each subsidiary and affiliate of the Company, and their respective predecessors, successors, current and former directors, officers, administrators, trustees, employees, agents and other representatives.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. Release. Employee, on her behalf and on behalf of her heirs, executors, administrators, trustees and assigns hereby fully, knowingly and voluntarily, releases and forever discharges the Company and the Company’s past and present agents, representatives, employees, officers, directors, affiliates, controlling persons, stockholders, subsidiaries, successors and assigns (collectively, the “Releasees”), collectively, separately, and severally, from or for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; the Minnesota Human Rights Act; Minn. Stat. § 181.81; the Minneapolis Code of Ordinances; wrongful discharge; violation of Minn. Stat. § 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower claims; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which she, her heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees related to Employee’s employment or the termination thereof. Employee warrants that Employee has been provided all leave under the Family and Medical Leave Act to which she is or may have been entitled, and that the Company has not interfered with her rights thereunder. Employee specifically waives the benefit of any statute or rule of law which, if applied to this

Agreement, would otherwise exclude from its binding effect any claims not now known by her to exist.
     2. Employee also hereby knowingly and voluntarily releases and discharges Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by her.
     3. Employee further understands that she is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by her or on her behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.
     4. This Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company. Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute § 302A.521, any other applicable statute or regulation, or the Company’s by-laws.
     5. Employee hereby acknowledges and represents that (a) she has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (b) the Company has advised or hereby advises her in writing to consult with an attorney prior to executing this Agreement, and (c) she has received valuable and good consideration to which she is otherwise not entitled in exchange for her execution of this Agreement.
     6. Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the fifteenth (15th) day after it is executed by Employee (“Effective Date”) and that Employee may revoke this Agreement at any time before the Effective Date. Employee has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested:
To the Company:	Caribou Coffee Company, Inc. Attn: Chief Financial Officer 3900 Lakebreeze Avenue Brooklyn Center, Minnesota 55429 Telephone No.: (763) 592-2200 Facsimile No.: (763) 592-2300

2

With a copy to:	Arcapita Inc. Attn.: Mr. Charles H. Ogburn 75 Fourteenth Street, 24th Floor Atlanta, Georgia 30309 Telephone No.: (404) 920-9000 Facsimile No.: (404) 920-9001
     7. Employee agrees that she has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest she may have in the released claims.
     8. Employee agrees not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, Arcapita Inc. or any of their respective affiliates, or any of the current, former or future partners, managers, members, officers, directors and employees of any of the foregoing (individually, an “Company Party” and collectively the “Company Parties”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, partners, managers, members, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners, unless compelled to do so under oath.
     9. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Minnesota without regard to choice of law principles.
     10. Employee agrees that she will direct all inquiries concerning her employment at the Company to the Vice President of Human Resources of the Company, and the Company agrees that all future employment references by the Vice President of Human Resources of the Company concerning Employee shall be limited to providing third parties her (a) dates of employment, (b) job title(s), and (c) date of separation, and indicating that the Employee concluded the employment relationship with the Employer on mutually agreeable terms.

EMPLOYEE:

Rosalyn Mallet	Date

CARIBOU COFFEE COMPANY, INC.

By:	Date

Title:

3

EXHIBIT B
Rosalyn Mallet
Total Outstanding Stock Options on August 29, 2008

	Grant	Number of		Strike	Shares Vested on
	Date	Granted Shares	Vested %	Price	August 29, 2008

	5/25/2006	10,000	50%	8.53	5,000

	4/2/2007	200,000	25%	7.54	50,000

	9/7/2007	14,590	0%	6	—

	2/6/2008	35,000 *	100%	2.78	35,000

TOTAL		259,590			90,000

*	Note: This set of options has not yet vested, but in accordance with the option grant, the options will vest upon the earlier of the date Ms. Mallet is terminated by the Company or November 12, 2008.